Exhibit 3.1

Iconic Sports Acquisition Corp.

(THE “COMPANY")

EXTRACT OF THE MINUTES OF AN EXTRAORDINARY GENERAL MEETING OF THE COMPANY

HELD ON 20 APRIL 2023

The Chairman at the Extraordinary General Meeting of the Company held on 20 April 2023 (the "Meeting"), hereby certifies that this is a true extract of the minutes of the Meeting:

1.	Proposal No. 1 — Extension Amendment Proposal

1.1	Upon motion duly made, seconded and carried, it was resolved as a Special Resolution that:

(a)	Article 169 of the Company's Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 169:

“(a) In the event that the Company does not consummate a Business Combination by the later of:

(I) eighteen (18) months after the closing of the IPO (or twenty-one (21) months (comprising one three (3) month extension) from the consummation of the IPO, if the Company extends the period of time to consummate an initial Business Combination, by a resolution of the Directors, as described in the prospectus relating to the IPO); or

(II) July 26, 2023 (or April 26, 2024, if applicable and if the procedures under the provisions of Article 169(b) are followed); or

(III) such later time as the Members of the Company may approve in accordance with the Articles or a resolution of the Company’s Members is passed pursuant to the Companies Act to commence the voluntary liquidation of the Company prior to the consummation of a Business Combination for any reason (in any of the previous cases described in Article 169(a)(I), (II) or (III), such date being referred to as the “Termination Date”), the Company shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Company to pay income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in the case of sub-articles (ii) and (iii), to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

(b) Notwithstanding the foregoing or any other provisions of these Articles, if the Company has not exercised its option to extend the period of time to consummate an initial Business Combination by a one three (3) month extension on or before the date that is eighteen (18) months after the closing of the IPO, as provided in Article 169(a)(I) hereof, and in the event that the Company has not consummated a Business Combination within twenty-one (21) months from the consummation of the IPO pursuant to Article 169(a)(II) hereof, the Company may, without another shareholder vote, elect to extend the date to consummate the Business Combination on a monthly basis for up to nine times by an additional one month each time after the date that is twenty-one (21) months after the closing of the IPO, by resolution of the Directors, if requested by the Sponsor in writing, and upon five days’ advance notice prior to the applicable Termination Date, until the date that is thirty (30) months after the closing of the IPO, provided that the Sponsor (or one or more of its affiliates, members or third-party designees) (the “Lender”) will deposit US$120,000 into the Trust Account for each such monthly extension, for an aggregate deposit of up to US$1,080,000 (if all nine additional monthly extensions are exercised), in exchange for a non-interest bearing, unsecured convertible promissory note issued by the Company to the Lender. If the Company completes a Business Combination, it will, at the option of the Lender, repay the amounts loaned under the convertible promissory note or convert a portion or all of the amounts loaned under such convertible promissory note into warrants, which warrants will be identical to the private placement warrants issued to the Sponsor at the time of the IPO. If the Company does not complete a Business Combination by the applicable Termination Date, such convertible promissory note will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.

(c) If any amendment is made:

(I) to Article 169 that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company:

(A) has not consummated an initial Business Combination within eighteen (18) months after the date of the closing of the IPO (or twenty-one (21) months (comprising one three (3) month extension) from the consummation of the IPO, if the Company extends the period of time to consummate an initial Business Combination, by a resolution of the Directors, as described in the prospectus relating to the IPO and provided for in Article 169(a)(I));

(B) has not consummated an initial Business Combination within twenty-one (21) months after the date of the closing of the IPO (or up to thirty (30) months, if applicable and if the procedures under the provisions of Article 169(b) are followed); or

(C) such later time as the Members of the Company may approve in accordance with the Articles or a resolution of the Company’s Members is passed pursuant to the Companies Act to commence the voluntary liquidation of the Company prior to the consummation of a Business Combination for any reasons; or

(II) to any other provisions of these Articles relating to the rights of holders of Class A Shares,

each holder of Public Shares who is not a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Company to pay our income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue.”

(b)	Article 171(b)(ii) of the Company's Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 171(b)(ii):

“(ii) a proposed amendment to these Articles to extend the time the Company has to consummate a Business Combination beyond the later of the applicable Termination Date, or otherwise amend this Article 171.”

(c)	Article 170 of the Company's Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 170:

“Except for the withdrawal of interest to pay income taxes, if any, none of the funds held in the Trust Fund shall be released from the Trust Fund until the earlier of an IPO Redemption pursuant to Article 167, a repurchase of Shares by means of a tender offer pursuant to Article 163(b), a distribution of the Trust Fund pursuant to Article 169(a) or an amendment under Article 169(c). In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Fund.”

2.	Proposal No. 2 — Redemption Limitation Amendment Proposal

2.1	Upon motion duly made, seconded and carried, it was RESOLVED as a Special Resolution that:

(a)	Article 163(b) of the Company's Amended and Restated Memorandum and Articles of Association be deleted in its entirety and replaced with the following new Article 163(b):

“provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, calculated as of two business days prior to the consummation of the Company’s initial Business Combination, including interest earned on the Trust Fund and not previously released to pay income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.”

3.	voting

3.1	The Resolutions were put to the meeting and each Resolution was carried.

IN WITNESS WHEREOF, the undersigned has executed these resolutions on the date first set forth above.

/s/ James G. Dinan
Name: James G. Dinan
Title: Chairman

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